TRANSFER AGENT AGREEMENT

THIS AGREEMENT is made and entered into this 6th day of October, 2003, by and between the Sycuan Funds (the “Trust”), an Ohio business trust having its principal place of business at 3007 Dehesa Road, El Cajon, CA 92019 and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company (“MSS”).

RECITALS:

A.

The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

B.

The Trust desires to appoint MSS as its transfer agent and dividend disbursing and redemption agent, and MSS desires to accept such appointment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.

DUTIES OF MSS.

1.01

Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints MSS to act, and MSS agrees to act, as transfer agent for the Trust’s authorized and issued shares of beneficial interest of each class of each portfolio of the Trust (the “Shares”), and as dividend disbursing and redemption agent for the Trust.

1.02

MSS agrees that it will perform the following services:

(a)

In accordance with procedures established from time to time by agreement between the Trust and MSS, MSS shall:

(i)

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Trust authorized by the Board of Trustees of the Trust (the “Custodian”);

(ii)

Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)

Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

(iv)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v)

Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)

Prepare and transmit payments for dividends and distributions declared by the Trust;

(vii)

Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(viii)

Maintain an Anti-Money Laundering Program in compliance with the USA Patriot Act of 2001 and regulation thereunder, and provide to the Trust a copy of MSS’s Anti-Money Laundering Program;

(ix)

Perform such services as are necessary to implement and enforce the Trust’s Anti-Money Laundering Program;

(x)

Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the AML Program and to inspect MSS’s implementation and operation of the AML Program; and

(xi)

Record the issuance of shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding.  MSS shall also provide the Trust on a regular basis with the total number of shares which are authorized, issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Trust.

(b)

In addition, MSS shall perform all of the customary services of a transfer agent, dividend disbursing and redemption agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes for U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and provide a system and reports which will enable the Trust to monitor the total number of Shares sold in each State.

Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and MSS.

2.

FEES AND EXPENSES

2.01

In consideration of the services to be performed by MSS pursuant to this Agreement, the Trust agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit “A”.

2.02

In addition to the fee paid under Section 2.01 above, the Trust agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement.  In addition, any other expenses incurred by MSS at the request or with the consent of the Trust will be reimbursed by the Trust.

2.03

The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.  Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to MSS by the Trust at least seven days prior to the mailing date of such materials.

3.

REPRESENTATIONS AND WARRANTIES OF MSS

MSS represents and warrants to the Trust that:

3.01

It is a Limited Liability Company duly organized and existing and in good standing under the laws of the State of Delaware.

3.02

It is duly qualified to carry on its business in the State of Ohio.

3.03

It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

3.04

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.05

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.06

MSS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF THE FUND

The Trust represents and warrants to MSS that:

4.01

It is a Business Trust duly organized and existing and in good standing under the laws of Ohio.

4.02

It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

4.03

All corporate proceedings required by said Declaration of Trust have been taken to authorize it to enter into and perform this Agreement.

4.04

It is an open-end and diversified management investment company registered under the 1940 Act.

4.05

A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.

INDEMNIFICATION

5.01

MSS shall not be responsible for, and the Trust shall indemnify and hold MSS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)

All actions of MSS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without  negligence or willful misconduct.

(b)

The Trust’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

(c)

The reliance on or use by MSS or its agents or subcontractors of information, records and documents which (i) are received by MSS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

(d)

The reliance on, or the carrying out by MSS or its agents or subcontractors of, any instructions or requests of the Trust.

(e)

The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

5.02

MSS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by MSS as a result of MSS’s lack of good faith, gross or ordinary negligence or willful misconduct.

5.03

At any time MSS may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by MSS under this Agreement, and MSS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  MSS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided MSS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.  MSS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05

Upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

6.

COVENANTS OF THE FUND AND MSS

6.01

The Trust shall promptly furnish to MSS a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of MSS and the execution and delivery of this Agreement.

6.02

MSS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03

MSS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act, as amended, and the Rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by MSS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

6.04

MSS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.  MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

6.05

In case of any requests or demands for the inspection of the Shareholder records of the Trust, MSS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection.  MSS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Trust of any unusual request to inspect or copy the shareholder records of the Trust or the receipt of any other unusual request to inspect, copy or produce the records of the Trust.

7.

TERM OF AGREEMENT

7.01

This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement have the option to terminate the Agreement without penalty, upon 90 days prior written notice.

7.02

Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.  Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

8.

RELEASE.

8.01

The names "Sycuan Funds" and "Trustees of Sycuan Funds" refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust (and only the property of the applicable Fund), as provided in the Declaration of Trust, and that no Trustee, officer, nominee, agent or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the applicable Fund) as provided in its Declaration of Trust.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio. Nothing in this Section 8 shall be deemed to limit the liabilities to which a Trustee, officer or shareholder of the Trust may be subject under applicable law arising from such person's own wrongful conduct.

9.

MISCELLANEOUS

9.01

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.02

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

9.03

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act.  To the extent that the applicable law of the State of Ohio, or any of the provisions here in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

9.04

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

9.05

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:

To MSS:

Sycuan Funds

Mutual Shareholder Services, LLC

3007 Dehesa Road

8869 Brecksville Road, Suite C

El Cajon, CA 92019

Brecksville, OH 44141

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sycuan Funds:

Mutual Shareholder Services, LLC:

By:  /s/ John Tang

By: /s/ Bob Anastasi

Its: Secretary

Its: Vice President